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                                                                      EXHIBIT 18


November 10, 1997

Chicago Bridge & Iron Company N.V.
1501 North Division Street
Plainfield, Illinois 60544

Re:  Form 10-Q Report for the quarter ended September 30, 1997

Gentlemen:

This letter is written to meet the requirements of Regulation S-X calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, effective as of January 1, 1997, the Company changed its capitalization policy by reducing the dollar threshold for capitalizing small tools. According to the management of the Company, this change was made to improve the matching of costs and revenues and to allow the Company to better control and monitor these construction assets.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting
described in the preceding paragraph is to a preferable method.   However, we
have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period subsequent to December 31, 1996. Further we have not examined and do not express any opinion with respect to your financial statements for the nine months ended September 30, 1997.

Very truly yours,


ARTHUR ANDERSEN LLP